Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Second Quarter 2016 Results

Irvine, CA, July 28, 2016 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the quarter ended June 30, 2016.  For the second quarter of 2016, operating income, excluding the changes in contingent consideration, increased to $18.5 million as compared to $8.4 million in the second quarter of 2015, and $7.0 million in the first quarter of 2016.    For the second quarter of 2016, the Company reported net earnings of $12.3 million or $0.92 per diluted common share, as compared to net earnings of $16.8 million or $1.33 per diluted common share for the second quarter of 2015, and $981 thousand or $0.08 per diluted common share for the first quarter of 2016.

Results of Operations

	For the Three Months Ended			For the Six Months Ended
(in thousands, except share data) (unaudited)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues:
Gain on sale of loans, net	$78,822	$53,869	$48,346	$132,691	$85,744
Real estate services fees, net	1,995	2,100	2,355	4,095	5,097
Servicing income, net	2,803	2,088	1,017	4,891	1,652
Loss on mortgage servicing rights	(14,482)	(10,910)	(2,790)	(25,392)	(9,358)
Other	75	152	156	227	293
Total revenues	69,213	47,299	49,084	116,512	83,428
Expenses:
Personnel expense	30,592	23,965	24,078	54,557	35,568
Business promotion	11,286	9,191	8,679	20,478	8,894
General, administrative and other	8,842	7,162	7,943	16,004	13,378
Accretion of contingent consideration	1,759	1,895	3,046	3,653	3,046
Change in fair value of contingent consideration	8,412	2,942	(11,326)	11,354	(11,326)
Total expenses	60,891	45,155	32,420	106,046	49,560
Operating income:	8,322	2,144	16,664	10,466	33,868

Other income (expense):
Net interest (expense) income	833	(101)	959	732	2,016
Change in fair value of long-term debt	1,354	—	(1,544)	1,354	(8,661)
Change in fair value of net trust assets	2,165	(627)	802	1,538	(74)
Total other income (expense)	4,352	(728)	217	3,624	(6,719)
Net earnings before income taxes	12,674	1,416	16,881	14,090	27,149
Income tax expense (benefit)	423	435	71	858	(23,633)
Net earnings	$12,251	$981	$16,810	$13,232	$50,782

Diluted earnings per share	$0.92	$0.08	$1.33	$1.08	$4.17

Net earnings includes fair value adjustments for changes in the contingent consideration, long-term debt and net trust assets.  The contingent consideration is related to the CashCall Mortgage (“CCM”) acquisition transaction, while the other fair value adjustments are related to our legacy portfolio.  These fair value adjustments are non-cash items and are not related to current operating results.  Although we are required by GAAP to record a change in fair value and accretion of the contingent consideration, management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations of the Company.   The table below shows operating income excluding these items:

	For the Three Months Ended			For the Six Months Ended
Operating income (loss) (in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Operating income (loss):	$8,322	$2,144	$16,664	$10,466	$33,868
Accretion of contingent consideration	1,759	1,895	3,046	3,653	3,046
Change in fair value of contingent consideration	8,412	2,942	(11,326)	11,354	(11,326)
Operating income excluding changes in contingent consideration	$18,493	$6,981	$8,384	$25,473	$25,588

Operating income, excluding the changes in contingent consideration, increased to $18.5 million for the second quarter of 2016 as compared to $8.4 million in the second quarter of 2015, and $7.0 million in the first quarter of 2016.  The increase was primarily due to an increase in gain on sale of loans from a 38% increase in volume (as discussed below) combined with a 14 basis point “bps” increase in gain on sale margins to 243 bps in the quarter compared to the first quarter of 2016 and compared to 186 bps in the second quarter of 2015.   This increase in gain on sale of loans was offset primarily by an increase in loss on mortgage servicing rights (“MSR”), in the second quarter.   The loss on mortgage servicing rights was primarily due to prepayments in the portfolio and a mark-to-market loss associated with a decrease in prevailing mortgage rates in June of 2016. Counterbalancing the higher prepayments in the Company’s MSR portfolio during the second quarter, were MSR retention rates greater than 80%.  In future periods, if interest rates increase there would likely be an increase in the estimated fair value of MSRs.  In addition, operating expenses increased about 26% to support the 38% increase in mortgage volume.

Selected Operational Data (in millions)	Q2 2016	Q1 2016	% Change	Q2 2015	% Change
Retail Originations	$2,493.0	$1,653.0	51%	$1,547.6	61%
Correspondent Originations	$419.9	$376.9	11%	$640.2	-34%
Wholesale Originations	$334.5	$319.3	5%	$416.5	-20%
Total Originations	$3,247.4	$2,349.2	38%	$2,604.3	25%

During the second quarter of 2016, total originations increased 38% to $3.2 billion as compared to $2.3 billion in the first quarter of 2016.  In the second quarter of 2016, retail originations continued to be the main driver of total originations representing approximately 77% or $2.5 billion in total originations.

Summary Balance Sheet	June 30,	December 31,
(in thousands)	2016	2015
	(Unaudited)
ASSETS
Cash	$19,736	$32,409
Mortgage loans held-for-sale	683,687	310,191
Finance receivables	56,388	36,368
Mortgage servicing rights	54,747	36,425
Securitized mortgage trust assets	4,305,071	4,594,534
Goodwill and intangibles	132,814	134,913
Deferred tax asset	24,420	24,420
Other assets	50,044	41,592
Total assets	$5,326,907	$5,210,852

LIABILITIES & EQUITY
Warehouse borrowings	$699,377	$325,616
Debt	85,707	106,433
Securitized mortgage trust liabilities	4,288,939	4,580,326
Contingent consideration	49,986	48,079
Other liabilities	49,434	35,908
Total liabilities	5,173,443	5,096,362
Total equity	153,464	114,490
Total liabilities and stockholders’ equity	$5,326,907	$5,210,852

Selected Operational Data (in millions)	6/30/2016	3/31/2016	% Change	6/30/2015	% Change
Mortgage Servicing Portfolio	$6,641.5	$5,161.0	29%	$3,570.7	86%

As of June 30, 2016, the Company’s mortgage servicing portfolio increased to $6.6 billion, a 29% increase from March 31, 2016, which increased our retained MSRs to $54.7 million at June 30, 2016 as compared to $44.3 million at March 31, 2016.

The contingent consideration liability represents the estimated fair value of the expected future earn-out payments to be paid to the seller of the CCM operations which were acquired in the first quarter of 2015.  In the second quarter of 2016, we updated assumptions based on current market conditions, resulting in an increase in projected volumes of CCM and in turn a higher estimated value of the contingent consideration to the seller of CCM. As a result, we recorded a change in the fair value of the contingent consideration in the second quarter increasing the contingent consideration liability by $8.4 million over the remaining earn-out period of six quarters.  Even though this projected increase in mortgage volume for CCM is a favorable development, as required by GAAP, it resulted in a corresponding charge to earnings of $8.4 million in the second quarter of 2016.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “The Company is pleased that it has executed another successful quarter.  If interest rates stay low, growing volumes and increasing margins should enable the Company to deliver very strong operating income for the third quarter.”

Conference Call

The Company will hold a conference call on July 29, 2016, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (888) 529-7789, conference ID number 56351224, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Non-GAAP Financial Measures

This release contains a financial measure, operating income excluding contingent consideration changes and the related accretion, that is a non-GAAP measure. We have provided a reconciliation within this release of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations.  This non-GAAP financial measure should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release, and the reconciliation to the closest corresponding GAAP measure should be reviewed carefully.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CCM operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products; successful development, marketing, sale and financing of new and existing financial products, including expansion of non-Qualified Mortgage originations and conventional and government loan programs; ability to successfully diversify our mortgage products; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com